EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 8, 2017

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $168,000 or $0.02 diluted earnings per share for the three months ended March 31, 2017, compared to net earnings of $178,000 or $0.02 diluted earnings per share for the three months ended March 31, 2016, a decrease of $10,000 or 5.6%. Net earnings were $719,000 or $0.09 diluted earnings per share for the nine months ended March 31, 2017, compared to net earnings of $1.1 million or $0.13 diluted earnings per share for the nine months ended March 31, 2016, a decrease of $401,000 or 35.8%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to higher provision for loan losses and higher interest expense, while being somewhat offset by higher non-interest income and lower non-interest expense.

Net interest income before provision for loan losses decreased $31,000 or 1.2% to $2.5 million for the quarter ended March 31, 2017 compared to the prior year quarter, primarily because of higher interest expense on borrowed funds. Interest expense on borrowings increased $35,000 or 41.7% to $119,000 for the recently ended quarter primarily due to a higher level of outstanding FHLB Advances, which increased $20.6 million or 62.1% to $53.8 million at March 31, 2017, compared to June 30, 2016. Provision for loan losses totaled $166,000 for the just-ended quarter compared to no provision for the prior year period due chiefly to loan charge-offs. Non-interest income increased $109,000 to $90,000 for the quarter ended March 31, 2017, compared to the prior year quarter, primarily because of gain recognized on the sale of investments and decreased charges associated with REO. The Company sold its investment in Federal Home Loan Mortgage Company (“Freddie Mac”) stock during the recently ended quarter and recognized a gain of $64,000, while valuation adjustments on REO decreased $53,000 or 47.7% to $58,000 for the recently-ended quarterly period. Non-interest expense decreased $91,000 or 4.1% to $2.1 million for the quarter ended March 31, 2017 primarily due to lower employee compensation and benefits costs, legal fees and FDIC insurance premiums.

Chief Executive Officer Don D. Jennings commented that “the quarter just ended was one of the Company’s best ever for generating loans to hold in our portfolio. Although our loan portfolio repriced downward during the three- and nine-month periods ended March 31, 2017, we remain encouraged by the recent growth in our loan portfolio and the current direction of interest rates in general. Our loan portfolio at March 31, 2017, increased by $14.7 million or 6.2% compared to June 30, 2016.”

The decrease in net earnings on a nine-month basis was primarily attributable to lower interest income and higher provision for loan losses while being somewhat offset by higher non-interest income and lower non-interest expense.

Interest income decreased $364,000 or 4.1% to $8.5 million for the nine-month period ended March 31, 2017 compared to the prior year period, primarily because of lower yield on the Company’s loan portfolio. Provision for loan losses totaled $222,000 for the nine-month period just-ended compared to $11,000 for the prior year period due chiefly to loan charge-offs. Non-interest income increased $113,000 or 51.1% to $334,000 for the nine months just ended due chiefly to the gain on Freddie Mac stock mentioned herein and lower REO expenses. Valuation adjustments on REO decreased $67,000 or 44.7% to $83,000 for the nine-month period ended March 31, 2017. Non-interest expense decreased $56,000 or 0.9% to $6.4 million for the nine-month period recently ended, due primarily to lower FDIC insurance premiums, employee compensation and benefits as well as legal fees.

At March 31, 2017 assets increased $13.4 million or 4.6% to $305.3 million compared to $291.9 million at June 30, 2016. This increase is attributable primarily to an increase in loans. Total liabilities increased $13.7 million or 6.1% to $238.0 million at March 31, 2017, as FHLB advances increased $20.6 million or 62.1% to $53.8 million and deposits decreased $7.0 million or 3.7% to $181.6 million at March 31, 2017.

At March 31, 2017, the Company reported its book value per share as $7.96.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2017, the Company had approximately 8,444,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2017	2016
	(In thousands, except share data)

Assets	(Unaudited)
Cash and Cash Equivalents	$12,653	$13,108
Time deposits in other financial institutions	5,199	3,711
Investment Securities	2,208	4,213
Loans Held for Sale	195	--
Loans, net	253,200	238,468
Other Assets	31,811	32,371
Total Assets	$305,266	$291,871
Liabilities
Deposits	$181,619	$188,572
FHLB Advances	53,839	33,211
Deferred revenue	582	595
Other Liabilities	1,979	1,978
Total Liabilities	238,019	224,356
Shareholders' Equity	67,247	67,515
Total Liabilities and Equity	$305,266	$291,871
Book Value Per Share	$7.96	$8.00

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Interest Income	$8,463	$8,827	$2,863	$2,858
Interest Expense	1,046	1,033	377	341
Net Interest Income	7,417	7,794	2,486	2,517
Provision for Losses on Loans	222	11	166	--
Non-interest Income	334	221	90	(19)
Non-interest Expense	6,417	6,473	2,148	2,239
Income Before Income Taxes	1,112	1,531	262	259
Income Taxes	393	411	94	81
Net Income	$719	$1,120	$168	$178
Earnings per share:
Basic and diluted	$0.09	$0.13	$0.02	$0.02
Weighted average outstanding shares:
Basic and diluted	8,342,203	8,321,890	8,350,270	8,326,593